EXHIBIT 99.1

Biocept Reports Second Quarter 2019 Financial Results

•	Second quarter 2019 revenues increased 45% and commercial samples increased 26% over the second quarter of 2018
•	Revenues for the first six-month of 2019 increased 36% and commercial samples increased 18% over the first six months of 2018
•	Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO (August 12, 2019) – Biocept, Inc. (NASDAQ: BIOC), a leading commercial provider of liquid biopsy tests designed to provide physicians with clinically actionable information to improve the outcomes of cancer patients, reports financial results for the three and six months ended June 30, 2019, and provides an update on its business progress.

“I’m pleased to report another quarter of strong performance with revenues increasing 45% over the prior-year quarter, as we continue to execute on our new commercial strategy,” said Michael Nall, President and CEO of Biocept. “Growth was driven by a 26% year-over-year increase in commercial samples, as we focused our commercial efforts on segments of the liquid biopsy oncology market where Target Selector™ can help the most patients, namely in prostate, breast, and lung cancers. Most importantly, we are helping more patients as our billable samples accessioned per sales day entering the third quarter increased approximately 50% from the beginning of the year.

“We have now launched two tumor-specific panels developed in collaboration with Thermo Fisher Scientific,” he added.  “These products, Target Selector™ NGS Lung Panel and Target Selector™ NGS Breast Panel, combine Thermo Fishers’ state-of-the-art Ion Torrent™ next-generation sequencing (NGS) platform with our CLIA laboratory and commercial infrastructure, as well as our expertise in blood sample preservation and DNA/RNA isolation.  Biocept is the only commercial liquid biopsy company offering both circulating tumor cell (CTC) and circulating tumor DNA (ctDNA) analysis with both single-gene and multi-gene offerings.

“I’m also pleased to report that our initiative with Prognos has advanced to the next phase as we are beginning to supply them with de-identified information in real time.  We believe this partnership will allow us to commercialize data generated from our liquid biopsy testing, with Prognos applying its artificial intelligence technology to its repository of more than 20 billion laboratory records to help life science and pharmaceutical companies develop and market targeted therapies.  We are pleased to be the first liquid biopsy company to strike a partnership with Prognos,” he concluded.

Review of Second Quarter and Recent Highlights

Commercial Business

•

Launched Target Selector™ NGS Lung Panel and Target Selector™ NGS Breast Panel, the Company’s first two multi-gene liquid biopsy panels, differentiating Biocept as the only commercial liquid biopsy provider of single-biomarker testing, tumor-specific panels and CTCs analysis.  The NGS Panels run on Thermo Fisher Scientific’s Ion Torrent™ NGS platform and are being marketed to physicians and researchers for the detection and monitoring of actionable biomarkers associated with these tumor-specific cancers.

Commercial Agreements

•

Announced an agreement with Beacon Laboratory Benefit Solutions, Inc. designating Biocept as a BeaconLBS® Lab-of-Choice.  Beacon Laboratory is a nationally recognized provider of laboratory benefit management technology solutions to U.S.-based health and managed care companies, and the designation increases patient access to Biocept’s liquid biopsy testing platforms.

Intellectual Property

•

Awarded a patent in China covering methods and devices for the capture of rare cells of interest, including CTCs, that are shed into the bloodstream by solid tumors in which an antibody or mixture of antibodies and a microchannel are used for cell capture, detection and analysis. This patent covers the use of any biological sample type of interest.

Second Quarter Financial Results

Revenues for the second quarter of 2019 were $1.2 million, a 45% increase from $822,000 for the second quarter of 2018.  Revenues for the second quarter of 2019 included $1.1 million in commercial test revenue, $45,000 in development services test revenue, $28,000 in revenue for Target Selector RUO kits, which were commercially launched in early 2019, and CEE-Sure blood collection tubes. Revenues for the second quarter of 2018 included $771,000 in commercial test revenue and $51,000 in development services test revenue.

Biocept accessioned 1,066 commercial samples during the second quarter of 2019, a 26% increase compared with 849 commercial samples accessioned during the second quarter of 2018. The Company accessioned 1,211 billable samples in the second quarter of 2019, compared to 996 billable samples for the second quarter of 2018.

Cost of revenues for the second quarters of 2019 and 2018 was unchanged at $2.7 million, as we continued to leverage the fixed components of our costs.

Research and development (R&D) expenses for the second quarter of 2019 were $1.1 million compared with $1.0 million for the prior-year period, with the increase primarily due to the development and validation of the recently launched Target Selector™ NGS Lung and Target Selector™ NGS Breast liquid biopsy panels, as well as investments in automation.  General and administrative (G&A) expenses for the second quarters of 2019 and 2018 were unchanged at $1.7 million.  As a percentage of revenue, G&A expenses during the quarter were down 67% as compared to the same period last year as the Company continues with its cost containment program. Sales and marketing (S&M) expenses for the second quarter of 2019 were $1.6 million compared with $1.4 million for the second quarter of 2018, with the increase primarily attributed to higher volume and revenue. Despite the increase in costs, S&M expenses as a percentage of revenue were down 39% compared to the same period last year.

Other expenses for the second quarter of 2019 were $1.8 million, which were made up entirely of non-cash warrant inducement expenses associated with recognizing the fair value of the inducement warrants issued in May 2019.

The net loss for the second quarter of 2019 was $7.8 million, inclusive of the previously mentioned non-cash warrant inducement expenses of $1.8 million, or $0.38 per share on 20.5 million weighted-average shares outstanding. This compares with a net loss for the second quarter of 2018 of $6.2 million, or $2.70 per share on 2.3 million weighted-average shares outstanding. The Company conducted a 1-for-30 reverse stock split of its outstanding common stock, which was effective in July 2018.

Six Month Financial Results

Revenues for the first six months of 2019 were $2.2 million, a 36% increase from $1.6 million for the first six months of 2018, and included $2.1 million in commercial test revenues, $87,000 in development services test revenues and $33,000 in revenues for Target Selector RUO kits, which were commercially launched in early 2019, and CEE-Sure blood collection tubes.

Operating expenses for the first six months of 2019 were $14 million, and included cost of revenues of $5.3 million, R&D expenses of $2.4 million, G&A expenses of $3.4 million and S&M expenses of $3.0 million.

The net loss for the first six months of 2019 was $13.8 million, inclusive of the previously mentioned non-cash warrant inducement expenses of $1.8 million, or $0.83 per share on 16.7 million weighted-average shares outstanding.  This compares with a net loss for the first six months of 2018 of $12.5 million, or $5.97 per share, on 2.1 million weighted-average shares outstanding.

Biocept reported cash and cash equivalents as of June 30, 2019 of $12.6 million, compared with $3.4 million as of December 31, 2018.  The increase was due to $17.0 million in net proceeds from equity capital raises conducted in the first quarter of 2019, and $4.9 million from the exercise of common stock warrants in the second quarter of 2019.

Conference Call and Webcast

Biocept will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. The conference call can be accessed by dialing (855) 656-0927 for domestic callers, (855) 669-9657 for Canadian callers or (412) 902-4109 for other international callers. A live webcast of the conference call will be available on the investor relations page of the company’s website at http://ir.biocept.com/events.cfm. A replay of the webcast will be available for 90 days.

A replay of the call will be available for 48 hours following its conclusion and can be accessed by dialing (877) 344-7529 for domestic callers, (855) 669-9658 for Canadian callers or (412) 317-0088 for other international callers. Please use event passcode 10133829.

About Biocept

Biocept, Inc. is a molecular diagnostics company with commercialized assays for lung, breast, gastric, colorectal and prostate cancers, and melanoma. The Company uses its proprietary liquid biopsy technology to provide physicians with information for treating and monitoring patients diagnosed with cancer. The Company's patented Target Selector™ liquid biopsy technology platform captures and analyzes tumor-associated molecular markers in both circulating tumor cells (CTCs) and in plasma (ctDNA). With thousands of tests performed, the platform has demonstrated the ability to identify cancer mutations and alterations to inform physicians about a patient’s disease and therapeutic options. For additional information, please visit www.biocept.com.

Forward-Looking Statements Disclaimer Statement

This news release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend" or "project," or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this news release are not strictly historical, including, without limitation, statements as to our ability to provide physicians with clinically actionable information to improve the outcomes of cancer patients, our ability to grow our business and drive adoption of our products, and the potential success of our collaboration with Prognos Health, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our Securities and Exchange Commission (SEC) filings. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this news release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC at http://www.sec.gov.

Investor Contact:

LHA Investor Relations

Jody Cain

Jcain@lhai.com

(310) 691-7100

BIOCEPT, INC.

CONDENSED BALANCE SHEETS

	December 31,	June 30,

	2018	2019

		(unaudited)
ASSETS
Cash	$3,423,373	$12,590,597
Accounts receivable, net	1,574,325	2,208,955
Inventories, net	587,222	605,472
Prepaid expenses and other current assets	425,961	586,267
TOTAL CURRENT ASSETS	6,010,881	15,991,291
FIXED ASSETS, NET	2,739,422	1,219,103
LEASE RIGHT-OF-USE ASSETS	—	2,694,446
TOTAL ASSETS	$8,750,303	$19,904,840
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES, NET	$4,609,647	$5,821,870
NON-CURRENT LIABILITIES, NET	1,098,137	983,419
TOTAL LIABILITIES	5,707,784	6,805,289
SHAREHOLDERS’ EQUITY	3,042,519	13,099,551
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,750,303	$19,904,840

BIOCEPT, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the three months ended June 30,		For the six months ended June 30,

	2018	2019	2018	2019

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
NET REVENUES	$822,238	$1,191,323	$1,629,181	$2,215,562
COSTS AND EXPENSES
Cost of revenues	$2,699,671	$2,673,323	$5,134,557	$5,272,687
Research and development expenses	1,019,285	1,148,280	2,089,866	2,371,571
General and administrative expenses	1,708,970	1,676,310	3,647,634	3,358,147
Sales and marketing expenses	1,433,174	1,614,732	3,069,716	2,989,292
Total costs and expenses	6,861,100	7,112,645	13,941,773	13,991,697
LOSS FROM OPERATIONS	(6,038,862)	(5,921,322)	(12,312,592)	(11,776,135)
WARRANT INDUCEMENT, INTEREST AND OTHER EXPENSE	(114,239)	(1,894,690)	(196,913)	(1,956,664)
LOSS BEFORE INCOME TAXES	(6,153,101)	(7,816,012)	(12,509,505)	(13,732,799)
INCOME TAXES	—	—	(739)	—
NET LOSS AND COMPREHENSIVE LOSS	$(6,153,101)	$(7,816,012)	$(12,510,244)	$(13,732,799)
Deemed dividend related to warrants down round provision	—		-	(99,743)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(6,153,101)	$(7,816,012)	$(12,510,244)	$(13,832,542)
NET LOSS PER SHARE
- Basic	$(2.70)	$(0.38)	$(5.97)	$(0.83)
- Diluted	$(2.70)	$(0.38)	$(5.97)	$(0.83)
WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	2,280,115	20,466,224	2,096,717	16,670,184
- Diluted	2,280,115	20,466,224	2,096,717	16,670,184

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